Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces First-Quarter 2010 Results

TULSA, Okla, May 10, 2010 -- Blueknight Energy Partners, L.P. (Pink Sheets: BKEP) (“BKEP” or the “Partnership”), a midstream energy company focused on providing integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product, today announced a net loss of $5.1 million, or $0.14 per basic and diluted common unit, on total revenues of $37.0 million, for the three months ended March 31, 2010.  These results compare to a net loss of $1.7 million on revenues of $42.2 million for the three months ended March 31, 2009.

The Partnership announced earnings before interest, taxes, depreciation and amortization ("EBITDA") of $12.9 million for the three months ended March 31, 2010, as compared to EBITDA of $17.0 million for the same period in 2009 (see the section of this release entitled "Non-GAAP Financial Measures" for a discussion of EBITDA and a reconciliation of such measure to its comparable GAAP measures).

Net loss and EBITDA continue to be impacted by decreased revenues in the Partnership’s business as a result of events related to the bankruptcy filings of the Partnership’s former parent.  The Partnership’s crude oil gathering and transportation revenue decreased by approximately $1.8 million in the first quarter of 2010 compared to the first quarter of 2009 primarily due to decreased volume of crude oil gathered and transported for the Partnership’s customers.  The Partnership’s crude oil terminalling and storage revenues decreased by approximately $1.8 million in the first quarter of 2010 compared to the first quarter of 2009 primarily due to the Partnership’s transferring of certain crude oil assets in connection with the settlement with its former parent company effective March 31, 2009.  The Partnership’s asphalt services revenue decreased by $1.5 million in the first quarter of 2010 compared to the first quarter of 2009 primarily due to the rejection of a terminalling agreement by the Partnership’s former parent company effective March 31, 2009 and the entering into new leases and storage agreements with third party customers.  Net loss and EBITDA for the quarter ended March 31, 2010, also include a $0.8 million non-cash impairment charge related to the asphalt services operating segment.

General and administrative expenses decreased by approximately $4.9 million in the first quarter of 2010 compared to the first quarter of 2009.  This decrease is primarily attributable to a decrease in legal, financial advisory and other professional expenses during the first quarter of 2010 compared to the first quarter of 2009.  Interest expense decreased by approximately $0.4 million in the first quarter of 2010 compared to the first quarter of 2009 as increases in the interest rate on long-term borrowings and additional interests related to amendments to the Partnership’s credit agreement were offset by a lower average outstanding debt balance and decreases in debt issuance cost amortization.

“We are making steady progress on the Partnership’s business, hiring seasoned management and operations personnel to independently maintain and operate our assets. We are focused on building our name, reputation and customer base while continuing to address near term challenges,” commented James Dyer, the Chief Executive Officer of BKEP’s general partner.

Results of Operations

The following table summarizes the financial results for the three months ended March 31, 2009 and 2010 (in thousands except per unit data):

	Three Months Ended March 31,
	2009	2010

Service revenue:
Third party revenue	$24,110	$33,961
Related party revenue	18,060	3,071
Total revenue	42,170	37,032
Expenses:
Operating	22,213	25,843
General and administrative	8,707	3,768
Total expenses	30,920	29,611
Operating income	11,250	7,421
Other expenses:
Interest expense	12,849	12,423
Loss before income taxes	(1,599)	(5,002)
Provision for income taxes	61	49
Net loss	$(1,660)	$(5,051)
Allocation of net loss for calculation of earnings per unit:
General partner interest in net loss	$(33)	$(100)
Net loss allocable to limited partners	$(1,627)	$(4,951)

Basic and diluted net loss per common unit	$(0.05)	$(0.14)
Basic and diluted net loss per subordinated unit	$(0.05)	$(0.14)

Weighted average common units outstanding - basic and diluted	21,557	21,728
Weighted average subordinated units outstanding - basic and diluted	12,571	12,571

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of EBITDA. The use of this Non-GAAP financial measure should not be considered as alternatives to GAAP measures such as net income or cash flows from operating activities. EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership's financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of EBITDA to net loss for the periods shown (in thousands):
	Three Months Ended
	March 31,
	2009	2010

Net loss	$(1,660)	$(5,051)
Add: Interest expense	12,849	12,423
Income taxes	61	49
Depreciation and amortization	5,741	5,514
EBITDA	$16,991	$12,935

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, the Partnership's ability to continue as a going concern, uncertainties relating to bankruptcy filings of the Partnership's former parent company, uncertainties relating to BKEP's future cash flows, uncertainties relating to pursuing strategic alternatives for BKEP's business, insufficient cash from operations, uncertainties related to pending legal proceedings, market conditions, governmental regulations, uncertainties related to future taxation and factors discussed in BKEP's filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. BKEP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,300 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 185 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt and residual fuel storage located at 45 terminals in 22 states. BKEP provides integrated terminalling, storage, processing, gathering and transportation services for companies engaged in the production, distribution and marketing of crude oil and asphalt product. BKEP's general partner is controlled by Vitol Holding B.V. and its affiliates, which are engaged in the global physical supply and distribution of crude oil, petroleum products, coal, natural gas and other commodities. BKEP is based in Oklahoma City, Oklahoma and Tulsa, Oklahoma. For more information, visit the Partnership's web site at www.bkep.com.

Contact:

BKEP Investor Relations
918-237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden (405) 715-3232 or (405) 818-1900